Consent of Independent Auditor

We hereby consent to the use of our report dated September 24, 2009 with respect to the financial statements of Rupinvest SARL as of December 31, 2008 and for the period from inception (August 1, 2008) through December 31, 2008 included in the Current Report on Form 8-K/A (dated October 15, 2009) filed by Premier Power Renewable Energy, Inc.

Macias Gini & O’Connell LLP

/s/ Macias Gini & O’Connell LLP

Sacramento, California

October 15, 2009